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                                                               Northern Illinois Gas Company
                                                               Form 10-Q
                                                               Exhibit 12.01


                                        NORTHERN ILLINOIS GAS COMPANY
                       COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                 (Thousands)

                                             Twelve
                                          Months Ended
                                          September 30                  Year Ended December 31
                                              1995        1994      1993       1992       1991      1990

Earnings available to cover fixed charges:

  Net income                              $  85,258    $  93,078 $  94,935  $  91,239  $  91,368 $  85,397

  Add:  Income taxes                         48,016       50,958    52,890     49,578     47,664    45,217

        Fixed charges                        38,295       37,729    40,960     41,648     40,969    40,654

        Allowance for funds used
           during construction                 (647)        (151)      (64)      (915)      (700)      (51)

  Total                                   $ 170,922    $ 181,614 $ 188,721  $ 181,550  $ 179,301 $ 171,217


Fixed charges:

  Interest on debt                        $  38,432    $  36,726 $  38,949  $  39,773  $  36,270 $  34,345

  Other interest charges and
     amortization of debt discount,
     premium and expense, net                  (137)       1,003     2,011      1,875      4,699     6,309

  Total                                   $  38,295    $  37,729 $  40,960  $  41,648  $  40,969 $  40,654


Ratio of earnings to fixed charges             4.46         4.81      4.61       4.36       4.38      4.21
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